UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 26, 2012

LASALLE HOTEL PROPERTIES

(Exact name of registrant specified in its charter)

Maryland	1-14045	36-4219376
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Bethesda Metro Center

Suite 1200

Bethesda, Maryland 20814

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (301) 941-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2012, the Board of Trustees of LaSalle Hotel Properties (NYSE:LHO) (the “Board”), based on the recommendation of its Compensation Committee, approved the following long-term equity incentive awards pursuant to the company’s 2009 Equity Incentive Plan to Michael D. Barnello, the Company’s President and Chief Executive Officer, Bruce A. Riggins, the Company’s Executive Vice President, Chief Financial Officer and Secretary and Alfred L. Young, the Company’s Executive Vice President and Chief Operating Officer:

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An award of 24,021 time-based restricted shares to Mr. Barnello, 9,239 time-based restricted shares to Mr. Riggins and 12,934 time-based restricted shares to Mr. Young. Each award vests approximately one-third of the awarded amount on January 1, 2013, 2014 and 2015. All of the award shares are issued and outstanding as of the grant date (January 26, 2012), and the awardee is entitled to receive dividends as declared and paid on the shares and to vote the shares from the date of grant.

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A performance-based award to Mr. Barnello in a target amount of 44,346 shares, to Mr. Riggins in a target amount of 15,152 shares and to Mr. Young in a target amount of 20,325 shares. The awards were made pursuant to award agreements substantially as described in the company’s proxy statement for the 2011 annual meeting of shareholders. The measurement period for the awards is the three-year period beginning on December 31, 2011, and ending on December 31, 2014.

The awards were designed to align the executive officers’ interests with those of the company’s shareholders and are a significant component of overall executive officer compensation. In October 2011, the Board adjusted the cash compensation component (base salary and target annual cash incentive bonus) for the three executive officers for the remainder of 2011 and 2012. Historically, the Board awarded approximately half of the nominal value of long-term equity incentive awards in the form of time-based restricted shares and approximately half in the form of performance-based restricted shares. With this grant, and in light of the changes in the amount of cash compensation, the Board increased the portion of equity compensation consisting of performance-based restricted shares to approximately two-thirds.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LASALLE HOTEL PROPERTIES

By:	/s/ Bruce A. Riggins
Bruce A. Riggins
Chief Financial Officer, Executive Vice President and Secretary

Dated: February 1, 2012